AGREEMENT

This Agreement (this “Agreement”) by and among LFTD Partners Inc. (“LIFD”), Lifted Liquids, Inc. d/b/a Lifted Made (“Lifted”), Nicholas S. Warrender (“NSW”), 95th Holdings, LLC (“Holdings”), Gerard M. Jacobs (“GMJ”) and William C. “Jake” Jacobs (“WCJ”), is dated and effective as of July 1, 2022. LIFD, Lifted, NSW, Holdings, GMJ and WCJ are hereafter sometimes referred to as a “Party” and collectively as the “Parties”.

In consideration of the mutual covenants and agreements hereafter set forth, and for other valuable consideration the receipt and adequacy of which is agreed upon and acknowledged by each of the Parties, the Parties have executed this Agreement, intending to be legally bound hereby:

1.Reference is hereby made to that certain Agreement among the Parties dated as of December 30, 2021 (the “December 30, 2021 Agreement”). Words and terms defined in the December 30, 2021 Agreement are used herein with the same meaning. Reference is also made to the lease between Holdings and Lifted executed in or about December 2020 (the “Lease”) and the term “Property” as defined in the Lease is used herein with the same meaning. The “Note” refers to that certain Promissory Note dated January 3, 2022.

2.The Parties agree and acknowledge that the remaining principal balance of the Note currently is $1,833,334, which is currently due and payable in four remaining installments of: (a) $458,333 due and payable on June 30, 2023 (the “June 30, 2023 Installment”); (b) $458,333 due and payable on December 31, 2023 (the “December 31, 2023 Installment”; (c) $458,333 due and payable on June 30, 2024; and (d) $458,335 due and payable on December 31, 2024 (the “December 31, 2024 Installment”).

3.Notwithstanding anything to the contrary set forth in the December 30, 2021 Agreement or the Lease:

(a)The Parties hereby agree that Lifted shall purchase the Property from Holdings on or before December 31, 2023 (rather than on or before December 31, 2022), for a fixed purchase price equal to $1,375,000;

(b)The Parties hereby agree that LIFD shall prepay the Installments due under the Note as follows: the June 30, 2023 Installment, the December 31, 2023 Installment, and the June 30, 2024 Installment (a total of $1,374,999) paid on or before December 31, 2022, with the December 31, 2024 Installment of $458,335.00 being due and payable on December 31, 2024; and

(c)The Parties hereby agree that, notwithstanding Sections 3(a) and 3(b) above, if and in the event that LIFD and/or Lifted closes any equity or debt capital raise following the date of this Agreement in the amount of

$5,000,000 or more, then within two days following the closing of such equity or debt capital raise (i) LIFD shall prepay all remaining principal and all accrued interest on the Note; and (ii) Lifted or its designee shall purchase the Property from Holdings for a fixed purchase price equal to $1,375,000.

4. Excepting only as expressly modified or amended pursuant to this Agreement, all other terms and conditions of the Merger Agreement, the Amended Compensation Agreement, the Executive Employment Agreements, the Lease, and all other agreements among any of the Parties shall remain in full force and effect following the execution and delivery of this Agreement.

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first set forth above.

LFTD PARTNERS INC., a Nevada corporation

By	/s/ Gerard M. Jacobs	/s/ Gerard M. Jacobs
	Gerard M. Jacobs, CEO	Gerard M. Jacobs, in his individual
capacity
LIFTED LIQUIDS, INC., an Illinois corporation

By	/s/ Nicholas S. Warrender	/s/ William C. Jacobs
	Nicholas S. Warrender, CEO	William C. Jacobs, in his individual
capacity

95th HOLDINGS, LLC,
a Wisconsin limited liability company

By	/s/ Nicholas S. Warrender	/s/ Nicholas S. Warrender
	Nicholas S. Warrender	Nicholas S. Warrender, in his individual
capacity